Exhibit 10.58

ASSIGNMENT OF LEASE BETWEEN

PETERSON DETENTION, INC. and ISI DETENTION CONTRACTING GROUP. INC.

This Assignment of Lease (“Assignment”) is entered into effective as of the 1st day of January, 2008, by and between SAK Properties. LLC, a Arizona limited liability company (“Landlord”) Peterson Detention, Inc. (“Assignor”) a California corporation and IS Detention Contracting Group, Inc., a Texas corporation. (Assignee”).

WHEREAS, on or about October 19, 2003, Landlord and Peterson Hardware Inc., a California corporation, entered into that one certain Standard Industrial/Commercial Single- Tennant Lease - Net (the “Lease”) pertaining to approximately 21,500 rentable square feet (RSF) of commercial office space located at 990 South Cherry, Tucson, Ai4zoria (the “Building”);

WHEREAS, on or about October 2:3, 2007, Landlord and Peterson Hardware Inc., entered Into that certain Amendment to Lease adding Assignor as an additional lessee to the Lease;

WHEREAS, the term of the Lease expires on February 29,2012; and

WHEREAS, Assignor now desires to assign all of its right, interest and title in and to the Lease to Assignee, as more particularly set forth below

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, all of Assignor’s right, title and interest in and to the Lease is hereby assigned to Assignee upon the following terms and conditions. Capitalized terms not otherwise defined In this Assignment shall have the meanings ascribed to them in the Lease.

1.   Assignor hereby assigns, transfers end delivers to Assignee all of Tenant’s rights in and to the Lease.

2.   Assignee accepts the Lease and agrees to punctuality perform all obligations of Assignor under the Lease accruing on and after January 1, 2008. Landlord acknowledges that all Rents and other charges that have accrued under the Lease prior to said date have been fully paid by Assignor, and hereby releases Assignor from any further obligations under the least from and after January 1, 200B.

3.   There shall be no further assignment of the Lease without the prior written consent of the land1ord.

4.   Miscellaneous.

(a)   Counterparts. This Assignment may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts shah be deemed to be an original and. all of which counterparts shall constitute one and the same agreement. The signature of each party to this Assignment is not required to appear on each counterpart of this Assignment, provided that each party to this Assignment has executed at least one counterpart of this Assignment. In making proof of this Assignment it will not be necessary to account for or produce each executed counterpart of this Assignment.

(b)   Entirety end Controlling Agreement. This Assignment, in conjunction with the Lease (Including its various exhibits), embodies the entire agreement between the parties with respect to the Leased Premises. Except as expressly set forth herein, nothing in this Assignment modifies or amends the provisions of the Lease, However, in the event of an irreconcilable conflict or inconsistency between the provisions of the Lease and the provisions of this Assignment, the provisions of this Assignment shall control.

(c)   Binding on Successors. This Assignment shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

IN W1TNESS WHEREOF, Landlord, Assigner and Assignee have executed this instrument as of the date first written above.

LANDLORD

SAK PROPIJ1TIES, LLC,
a Arizona liability company

By
Its: Agent
Date: 12/20/07

ASSIGNOR:

PETERSON DETENTION, INC.
a California corporation

By:	/Michael Peterson/

Its: President

Date:

ASSIGNEE:

ISI DETENTION CONTRACTING GROUP, INC.
a California corporation

By:	/Sam Youngblood/

Its: CEO

Date: 12/31/07